Exhibit 10.4

LLC Membership Interest Purchase and Sale Agreement--Short form

Magnolia Lane Financial, Inc, ("Seller")
7 Grove St., Ste 202
Topsfield, MA 01983
December 23rd, 2013

Magnolia Lane Income Fund ("Buyer")
7 Grove St. Ste 202
Topsfield, Mass 01983

Re:        Sale and Purchase of Ownership Interest/General Release

To whom it may concern:

This letter agreement ("Agreement") summarizes our recent telephone conversations and meetings regarding the sale of all membership interests in Magnolia Lane Financial, Inc., a corporation and existing under the laws of the State of Delaware.

In consideration of the premises and the mutual covenants and conditions herein contained, we hereby agree as follows:

1.  Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of the Seller's right, title and interest as a member of the Company, effective January 16th, 2014 for the purchase price of $3.000 dollars (the "Purchase Price"), free and clear of all liens, claims and encumbrances. This is the cost of the filing and attorney fees to open Magnolia Lane Financial in 2013. The Purchase Price shall be payable to Brian Woodland, the sole owner of Magnolia Lane Financial. This agreement formalizes and validates the effective exchange of restricted stock for the operating interests of Grove Realty Partners LLC, Walker Partners LLC and Phalanx Wealth Management, LLC. which occurred in late December of 2013 as counseled by auditors, attorneys and transfer agents.

2.  Seller agrees to keep all information about the Company, its products and services which he has learned during the course of his membership therein ("Confidential Information") strictly confidential. Seller will not disclose any Confidential Information to a third party, or use any Confidential Information for any purpose, at any time. Seller will promptly return no later than 15 days after the execution and delivery of this Agreement, return to the Company any Confidential Information now in his possession.

3.  By their respective signatures below, each of Seller and Buyer (the "Releasing Party") hereby irrevocably and unconditionally releases the other party and the Company, and their respective successors and assigns, from any action, claim, liability, cause of action, debt, obligation, agreement or promise whatsoever, known or unknown, that the Releasing Party ever had, now have or may now or hereafter have against the other party or the Company, or which the Releasing Party may owe to any of them, from the beginning of the world to and including the date of this agreement, provided that Seller and Buyer duly perform their respective obligations under this Agreement.

4.     This agreement contains our entire agreement on this subject, supersedes any and all prior agreements and understandings, and may not be changed, withdrawn or revoked except by a written instrument signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, and any action, claim or proceeding brought hereunder shall be commenced exclusively in the federal or state courts located in such State.

Please confirm, by signing this letter in the space below, your agreement to the foregoing. Kindly return an original signed counterpart of this Agreement for my records.

Very truly yours,

Duly Authorized
Sole Owner
Magnolia Lane Financial Inc.

ACCEPTED AND AGREED TO:

Duly Authorized President Magnolia Lane Income Fund